Exhibit 99.1
[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY COMPLETES SALE OF COALBED METHANE PROPERTIES
Transaction totals $140 million; business plan now more than two-thirds complete

Tampa, Florida – December 20, 2002 – TECO Energy (NYSE:TE) today announced that its TECO Coalbed Methane subsidiary has completed the sale of substantially all of its assets in Alabama to the Municipal Gas Authority of Georgia. Proceeds from the sale will be $140 million, $42 million paid in cash at closing, and $98 million to be paid in early 2003. The Municipal Gas Authority of Georgia is issuing bonds in connection with this transaction, which are scheduled for validation in January.

Chairman and CEO Robert Fagan said, “TECO Energy is making steady progress on the plan we announced to investors earlier this fall. We’ve satisfied most of the cash needs outlined in September, and this is yet another milestone.”

“And, following the expiration of federal tax credits for coal seam gas at the end of 2002, these assets are a better match for an entity in the commodity business than they are for TECO Energy, an integrated energy company,” added Fagan.

In addition to the sale of the TECO Coalbed Methane assets, since the $900-million plan was announced, the company has accelerated its execution and accomplished a number of initiatives that reduce execution risk, including:
•	Raising $207 million in common equity;
•	Reducing capital expenditures by an additional $250 million; and
•	Completing repatriation of $42 million in cash from TECO Power Services’ offshore operations.

Senior Vice President and CFO Gordon L. Gillette said, “With the reductions we’ve made in capital expenditures, the recent equity offering and the sale of the coalbed methane assets, we have already accounted for more than two-thirds of the $900 million identified in our plan.”

The balance will come from sale of the Tampa Electric gasifier and partial sale of the synthetic fuel operations at TECO Coal, which are targeted for closing in the first quarter of 2003.

-more-

Exhibit 99.1

TECO Energy – 2

TECO Energy is an integrated energy company based in Tampa. Its principal subsidiaries are Tampa Electric, Peoples Gas System, TECO Power Services, TECO Transport, TECO Coal and TECO Solutions.

Municipal Gas Authority of Georgia is a large joint action agency providing natural gas supplies to over 80 municipalities, which serve over 200,000 retail customers.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. These forward-looking statements include references to the company’s business plan for 2002 and 2003. Certain factors that could cause actual results to differ materially from those projected in these forward- looking statements include the following: TECO Energy’s ability to successfully complete the monetization of its synthetic fuel and gasification facilities and other actions identified in its new business plan. These factors and others are discussed more fully under “Investment Considerations” in the company’s Current Report on Form 8-K filed on December 19, 2002.

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